Exhibit 99.1

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                                                    Level 3 Communications, Inc.
                                                         1025 Eldorado Boulevard
                                                      Broomfield, Colorado 80021
                                                                  www.Level3.com


                                                                    NEWS RELEASE
FOR IMMEDIATE RELEASE
Level 3 Contacts:

Media:            Josh Howell                       Investors:        Robin Grey
                  720-888-2517                                      720-888-2518
                  Josh.Howell@Level3.com                   Robin.Grey@Level3.com


                     Level 3 Reports Second Quarter Results

Thursday, July 21, 2005

Financial Highlights
o    Consolidated  Revenue of $910  million and $371  million of  Communications
     Revenue
o    Net Loss of $188 million, or $.27 per share
o    Consolidated Adjusted OIBDA of $115 million
o    Total Capital Expenditures of $85 million
o    Consolidated Free Cash Flow of negative $96 million

Business Highlights
o    IP backbone growth continues; traffic exceeds 3.0 petabytes per day
o    DSL migration substantially complete
o    FCC decision regarding E-911 creates new demand for Level 3's VoIP solution
o Price declines moderating across Level 3's transport and IP business; quarter-over-quarter revenue growth
o    Software Spectrum selected by EDS for U.S. Navy Contract

BROOMFIELD, Colo., July 21, 2005 - Level 3 Communications, Inc. (Nasdaq:LVLT) reported consolidated revenue of $910 million for the second quarter 2005 compared to $1.01 billion for the first quarter 2005. Communications revenue was $371 million in the second quarter versus $510 million for the previous quarter, which included $129 million in termination revenue. Information services revenue was $520 million compared to $483 million for the previous quarter.

The net loss for the second quarter 2005 was $188 million, or $0.27 per share, compared to $77 million or $0.11 per share the previous quarter. Included in the first quarter 2005 net loss was a $15 million cash restructuring charge associated with the reduction in workforce completed during the first quarter. Consolidated Adjusted OIBDA(1) was $115 million in the second quarter 2005 compared to previously provided projections of $75 million to $95 million and compares to $209 million for the previous quarter.

"We exceeded our revenue projections this quarter primarily as a result of growth in our core transport and IP businesses and higher reciprocal compensation," said James Q. Crowe, CEO of Level 3. "The growth in our core services came primarily from continued customer demand as well as our continued focus on pricing discipline, which is proving beneficial to us."

Second Quarter Financial Results

Metric                                                        Second Quarter Actuals   Second Quarter
($ in millions)                                                                        Projections (1)

Communications Services Revenue (2) (excluding termination    $340
revenue)
   Reciprocal Compensation                                    $29
   Termination Revenue                                        $2
Communications Revenue                                        $371                     $350-$370
Information Services Revenue                                  $520
Other Revenue                                                 $19
Consolidated Revenue                                          $910
Consolidated Adjusted OIBDA (3)(4)                            $115                     $75-$95
Capital Expenditures (5)                                      $85
Unlevered Cash Flow (4)                                       $3
Free Cash Flow (4)                                            ($96)
Communications Gross Margin (4)                               70%

(1)  Projections issued April 26, 2005
(2) Communications Services Revenue is GAAP communications revenue minus reciprocal compensation revenue
(3) Consolidated Adjusted OIBDA excludes $10 million in stock-based compensation expense and $4 million of non-cash impairment charges
(4) See schedule of non-GAAP metrics for definition and reconciliation to GAAP measures
(5) Gross capital expenditures were $88 million for the quarter and accrual reversals were $3 million


Communications Business
Revenue
Communications revenue for the second quarter 2005 was $371 million versus $510 million for the previous quarter. Total communications revenue for the second quarter included $342 million of communications services revenue and $29 million of reciprocal compensation revenue compared to $482 million and $28 million in the first quarter.

Included in communications services revenue was $2 million and $129 million of termination revenue for the second and first quarters, respectively.

Communications services revenue excluding termination revenue decreased by $13 million quarter over quarter primarily due to expected declines in DSL aggregation revenue and managed modem revenue. Additionally, revenue from the company's wholesale voice business declined as a result of one customer's decision to reduce voice termination traffic. These declines in revenue were partially offset by an increase in revenue from the company's transport, wholesale IP, and other wholesale and consumer voice services.

                                                 Quarter ended June     Quarter ended March     Dollar
 Communications Revenue ($ in millions)                30, 2005               31, 2005           Change
 Transport and Infrastructure                                     $122                   $119          $3
 IP & Data Services (excluding DSL)                                $66                    $64          $2
 Voice                                                             $25                    $26         ($1)
 Managed Modem                                                    $103                   $107         ($4)
 DSL                                                               $24                    $37        ($13)
           Communications Services Revenue                        $340                   $353        ($13)
  Reciprocal Compensation                                          $29                    $28          $1
 Termination Revenue                                                $2                   $129       ($127)
 Communications Revenue                                           $371                   $510       ($139)

The communications deferred revenue balance was $879 million in the second quarter compared to $881 million in the first quarter.

Cost of Revenue
Communications cost of revenue for the second quarter 2005 was $110 million versus $116 million for the previous quarter. Communications gross margin(1) was 70 percent for the second quarter compared to 77 percent in the first quarter. The decline in communications gross margin is primarily attributable to the decrease in termination revenue offset partially by improvements in cost of revenue.

Selling, General and Administrative Expenses (SG&A)
Communications SG&A expenses were $182 million for the second quarter 2005 versus $188 million for the previous quarter. SG&A expenses improved in the second quarter primarily due to lower employee-related costs. SG&A expenses for the second quarter include a $2 million property tax benefit and $9 million of non-cash stock compensation expense. First quarter SG&A expenses included $10 million of non-cash stock compensation expense.

Adjusted Operating Income Before Depreciation and Amortization (OIBDA)
Adjusted OIBDA(1) for the communications business decreased to $88 million for the second quarter 2005 from $201 million for the previous quarter as a result of a decrease in termination and communications services revenue, partially offset by reductions in the cost of revenue and operating expenses. First quarter Adjusted OIBDA included $15 million of cash severance costs associated with the reduction in workforce completed in the first quarter 2005.

Communications Adjusted OIBDA margin(1) was 24 percent for the second quarter 2005 versus 39 percent in the previous quarter. Communications Adjusted OIBDA excludes a $4 million non-cash asset impairment charge and non-cash stock compensation expense of $9 million in the second quarter and $10 million in the first quarter.

Information Services Business
Results for the information  services business include the Software Spectrum and
(i)Structure subsidiaries.

Revenue and Adjusted  Operating  Income  Before  Depreciation  and  Amortization
(OIBDA)
Information services revenue was $520 million for the second quarter 2005. This compares to revenue of $483 million for the previous quarter and $503 million for the same period last year. Adjusted OIBDA(1) for the information services business was $15 million for the second quarter, which excludes $1 million in non-cash stock compensation expense, compared to Adjusted OIBDA of $7 million in the previous quarter, excluding $1 million in non-cash stock compensation expense. For the same period last year, Adjusted OIBDA was $11 million, excluding $1 million in non-cash stock compensation expense.

Software Spectrum Selected by EDS for U.S. Navy Contract
In early July, Software Spectrum was selected by EDS to supply software and licensing to the U.S. Navy. The agreement, expected to close in the third quarter, is a one-year contract valued at approximately $40 million with additional one-year renewal options.

"We are pleased with the performance of our information services business in the second quarter and in particular, the award of this significant contract," said Charles C. Miller, vice chairman of Level 3. "Given the large size of the contract and associated working capital requirements, the company expects this agreement to be a use of working capital in 2005 and a source thereafter."

Other Businesses
The company's other businesses consist primarily of coal mining operations.

Revenue and Adjusted OIBDA
Revenue and Adjusted OIBDA(1) from other businesses were $19 million and $12 million, respectively, in the second quarter 2005, compared to $17 million and $1 million for the previous quarter. Included in Adjusted OIBDA in the second quarter is an $11 million benefit related to favorable resolution of certain coal production tax issues, favorable settlement of an obligation to provide insurance for employees of the company's former packaging business and the receipt of insurance proceeds reimbursing the company for payments made to settle environmental litigation.

Consolidated Cash Flow and Liquidity
During the second quarter 2005, Unlevered Cash Flow(1) was positive $3 million versus negative $53 million during the first quarter. Consolidated Free Cash Flow for the second quarter was negative $96 million, versus negative $127 million for the previous quarter.

"The company's negative Consolidated Free Cash Flow improved in the second quarter primarily as a result of expected lower working capital needs in the information services business and a decrease in cash used in operations," said Sunit Patel, CFO of Level 3.

As of June 30, 2005, the company had cash and marketable securities of approximately $1.3 billion compared to approximately $1.5 billion at March 31, 2005 pro forma for Level 3's offering of $880 million aggregate principal amount of 10% Convertible Senior Notes due 2011 completed in April 2005.

As part of an anticipated refinancing, at the end of the second quarter, the company repaid at maturity the outstanding balance on its headquarters mortgage in the amount of $116 million. Level 3 is continuing to evaluate the potential refinancing of part of this debt, which will be subject to receipt of favorable terms and conditions.

Operations Update
During the quarter, Level 3's core transport and IP services continued to see growth and demand primarily from cable operators, content providers, wireless providers and other key customer segments. Average traffic volume on Level 3's Internet backbone now exceeds 3.0 petabytes per day. The company also continued to see growth in subscribers for its consumer and enterprise oriented VoIP services.

"Growth in demand for our core transport and IP businesses is coming from customers looking for reliable, high-performance and complex network solutions," said Kevin O'Hara, president and COO of Level 3. "We are seeing strong demand for nationwide solutions in our transport, infrastructure and wholesale Internet access businesses. As a result, we continue to make ongoing investments in our network and business processes that will further improve our low cost position and enable us to continue serving as an integral part of our customers' business operations."

Demand for E-911 solutions increased during the quarter as a result of the FCC's recent decision requiring VoIP providers to offer E-911 functionality to end users. As previously announced, Level 3's consumer voice offerings are E-911 enabled and the company plans to introduce an E-911 network solution for other voice providers to build into their offerings. In addition, the company plans to expand its E-911 coverage to over 70 percent of U.S. households by the end of 2005, from approximately 66 percent today.

"We made significant efforts over the last eighteen months to deploy a robust E-911 platform serving most of the country," said O'Hara. "As a result of that investment, Level 3 enjoys the leadership position as a provider of E-911 network services for Voice-over-IP service providers across the U.S."

Business Outlook
"We believe our customers continue to value the solutions we offer in the marketplace," said Crowe. "Our strategic decision earlier this year to increase our focus on pricing discipline is beginning to show positive results for us.

"For the latter half of 2005 we expect to see continued growth in our core transport and wholesale IP services. We expect our voice business to grow based on consumer and business VoIP adoption and continued market launches. Our DSL aggregation contract with Verizon has expired, and we expect the migration to be complete during the third quarter resulting in little to no DSL aggregation revenue beyond the third quarter."

Full Year 2005 Projections
o Company narrows range for Communications Revenue full year projection from a low to high single-digit percent decline to a 4 percent to 7 percent decline
o    Reiterates full year projection for Communications Adjusted OIBDA Margin
o Company updates Consolidated Free Cash Flow projection to a range of negative $350 million to $380 million from the previously issued projection of negative $300 million to $360 million. The company is narrowing the range by $30 million as well as increasing its expected use of cash in 2005 by approximately $20 million for additional anticipated working capital needed to support Software Spectrum's recently won EDS contract for the U.S. Navy.

Third Quarter 2005
o Communications revenue is projected to be $345 million to $365 million, with decreases in DSL aggregation and managed modem partially offset by growth in core and growth services.
o    Consolidated Adjusted OIBDA is expected to be $75 million to $95 million.

Metric                                                        Third Quarter            Full Year 2005 Projections
($ in millions)                                               Projections
Communications Revenue                                         $345 to $365             4 percent to 7 percent
                                                                                       decline
Consolidated Adjusted OIBDA                                   $75 to $95               N/A
Communications Adjusted OIBDA Margin                          N/A                      Mid-20 percent range
Negative Consolidated Free Cash Flow                          N/A                      $350 to $380

Summary
"Level 3 continues to invest for growth to support our customers' needs and to further improve our low-cost position. We continue to upgrade our network, drive further process efficiencies, deploy new technologies and expand the reach of our capabilities," Crowe said. "We believe that our strong cash balance and liquidity position give us the flexibility to take advantage of opportunities as they arise."

Conference Call and Web site Information
Level 3 will hold a conference call to discuss the company's second quarter results at 10:00 a.m. Eastern Time today. To join the call, please dial 612-288-0329. A live broadcast of the call can also be heard on Level 3's Web site at www.level3.com. An audio replay of the call will be accessible on the company's Web site or by dialing 320-365-3844; access code 786218. An archived webcast of the second quarter conference call together with the press release, financial statements, historical financial supplement and non-GAAP reconciliations may also be accessed at www.level3.com.

About Level 3 Communications
Level 3 (Nasdaq:LVLT) is an international communications and information services company. The company operates one of the largest Internet backbones in the world, is one of the largest providers of wholesale dial-up service to ISPs in North America and is the primary provider of Internet connectivity for millions of broadband subscribers, through its cable and DSL partners. The company offers a wide range of communications services over its 23,000-mile broadband fiber optic network including Internet Protocol (IP) services, broadband transport and infrastructure services, colocation services, and patented softswitch managed modem and voice services. Its Web address is www.Level3.com.

The company offers information services through its subsidiaries, Software Spectrum and (i)Structure. For additional information, visit their respective Web sites at www.softwarespectrum.com and www.i-structure.com.

The Level 3 logo is a registered service mark of Level 3 Communications, Inc. in the United States and/or other countries. Level 3 services are offered by wholly owned subsidiaries of Level 3 Communications, Inc.

Forward-Looking Statement
Some of the statements made by Level 3 in this press release are forward-looking in nature. Actual results may differ materially from those projected in forward-looking statements. Level 3 believes that its primary risk factors include, but are not limited to: developing new products and services that meet customer demands and generate acceptable margins; increasing the volume of traffic on Level 3's network; overcoming the softness in the economy given its disproportionate effect on the telecommunications industry; integrating strategic acquisitions; attracting and retaining qualified management and other personnel; successfully completing commercial testing of new technology and information systems to support new products and services, including voice transmission services; ability to meet all of the terms and conditions of our debt obligations; overcoming Software Spectrum's reliance on financial incentives, volume discounts and marketing funds from software publishers; reducing downward pressure of Software Spectrum's margins as a result of the use of volume licensing and maintenance agreements; and reducing rate of price compression on certain of the Company's existing transport and IP services. Additional information concerning these and other important factors can be found within Level 3's filings with the Securities and Exchange Commission. Statements in this release should be evaluated in light of these important factors.

1) Non-GAAP Metrics
Pursuant to Regulation G, the company is hereby providing a reconciliation of non-GAAP financial metrics to the most directly comparable GAAP measure.

The company provides projections that include non-GAAP metrics that the company deems relevant to management and investors. These non-GAAP metrics are Consolidated Adjusted OIBDA, communications gross margin, Communications Adjusted OIBDA margin, unlevered cash flow and consolidated free cash flow. The following reconciliations of these non-GAAP financial metrics to GAAP include forward-looking statements with respect to the information identified as a projection. Level 3 has made a number of assumptions in preparing our projections, including assumptions as to the components of financial metrics. These assumptions, including dollar amounts of the various components that comprise a financial metric, may or may not prove to be correct. We caution you that these forward-looking statements are only predictions, which are subject to risks and uncertainties including technological uncertainty, financial variations, changes in the regulatory environment, industry growth and trend predictions. Please see the company's Annual Report on Form 10-K for a description of these risks and uncertainties.

In order to provide projections with respect to non-GAAP measures, we are required to indicate a range for GAAP measures that are components of the reconciliation of the non-GAAP metric. The provision of these ranges is in no way meant to indicate that the company is explicitly or implicitly providing projections on those GAAP components of the reconciliation. In order to reconcile the non-GAAP financial metric to GAAP, the company has to use ranges for the GAAP components that arithmetically add up to the non-GAAP financial metric. While the company feels reasonably comfortable about the projections for its non-GAAP financial metrics, it fully expects that the ranges used for the GAAP components will vary from actual results. We will consider our projections of non-GAAP financial metrics to be accurate if the specific non-GAAP metric is met or exceeded, even if the GAAP components of the reconciliation are different from those provided in an earlier reconciliation.

Communications Gross Margin ($) is defined as communications revenue less communications cost of revenue from the consolidated condensed statements of operations.

Cost of Revenue for the communications business includes leased capacity, right-of-way costs, access charges and other third party circuit costs directly attributable to the network, as well as costs of assets sold pursuant to sales-type leases. Communications Gross Margin (%) is defined as communications gross margin ($) divided by communications revenue. Management believes that communications gross margin is a relevant metric to provide to investors, as it is a metric that management uses to measure the margin available to the company after it pays third party network services costs; in essence, a measure of the efficiency of the company's network.


COMMUNICATIONS GROSS MARGIN ($ in millions)
                                         Q105             Q205
Communications Revenue                   $510             $371
Communications Cost of Revenue           $116             $110
Communications Gross Margin ($)          $394             $261
Communications Gross Margin (%)           77%              70%

Consolidated Adjusted OIBDA is defined as operating income from the consolidated condensed statements of operations, plus depreciation and amortization plus non-cash impairment charges plus non-cash stock compensation expense.

Communications Adjusted OIBDA Margin is defined as Communications Adjusted OIBDA divided by communications revenue.

Management believes that Consolidated Adjusted OIBDA and Communications Adjusted OIBDA Margins are relevant and useful metrics to provide to investors, as they are an important part of the company's internal reporting and are indicators of profitability and operating performance, especially in a capital-intensive industry such as telecommunications. Management also uses Consolidated Adjusted OIBDA and Communications Adjusted OIBDA Margins to compare the company's performance to that of its competitors. Consolidated Adjusted OIBDA excludes non-cash impairment charges and non-cash stock compensation expense due to the company's adoption of the expense recognition provisions of SFAS No. 123. Additionally, Consolidated Adjusted OIBDA excludes interest expense and income tax expense and other gains/losses not included in operating income. Excluding these items eliminates the expenses associated with the company's capitalization and tax structures. Consolidated Adjusted OIBDA excludes depreciation and amortization expense in order to eliminate the impact of capital investments which management believes should be evaluated through consolidated free cash flow.

There are limitations to using non-GAAP financial measures, including the difficulty associated with comparing companies that use similar performance measures whose calculations may differ from the company's calculations. Additionally, this financial measure does not include certain significant items such as depreciation and amortization, interest expense and non-cash impairment charges. Consolidated Adjusted OIBDA and Communications Adjusted OIBDA Margin should not be considered a substitute for other measures of financial performance reported in accordance with GAAP.


Consolidated Adjusted OIBDA
Three Months Ended June 30, 2005                           Communications   Information                     Con-
($ in millions)                                                               Services        Other       solidated
Net Earnings/(Loss)                                           ($205)             $8            $9          ($188)
Income Tax (Benefit)/Expense                                    --               $1            $2            $3
Plus Other (Income)/Expense                                    $119              $1            --           $120
Operating Income/(Loss)                                        ($86)            $10            $11          ($65)
Plus Non-Cash Impairment Charge                                 $4               --            --            $4
Plus Depreciation and Amortization Expense                     $161              $4            $1           $166
Plus Non-Cash Stock Compensation Expense                        $9               $1            --            $10
Consolidated Adjusted OIBDA                                     $88             $15            $12          $115

Consolidated Adjusted OIBDA
Three Months Ended March 31, 2005                           Communications  Information                     Con-
($ in millions)                                                               Services        Other       solidated
Net Earnings/(Loss)                                            ($79)             $1            $1           ($77)
Income Tax (Benefit)/Expense                                    --               --            --            --
Plus Other (Income)/Expense                                    $105              --           ($1)          $104
Operating Income/(Loss)                                         $26              $1            --            $27
Plus Depreciation and Amortization Expense                     $165              $5            $1           $171
Plus Non-Cash Stock Compensation Expense                        $10              $1            --            $11
Consolidated Adjusted OIBDA                                    $201              $7            $1           $209



Consolidated Adjusted OIBDA
Three Months Ended June 30, 2004                            Communications  Information                     Con-
($ in millions)                                                               Services        Other       solidated
Net Earnings/(Loss)                                            ($66)             $1            $2           ($63)
Income Tax (Benefit)/Expense                                    --               $1            --            $1
Plus Other (Income)/Expense                                    ($33)             $1            $1           ($31)
Operating Income/(Loss)                                        ($99)             $3            $3           ($93)
Plus Depreciation and Amortization Expense                     $169              $7            $1           $177
Plus Non-Cash Stock Compensation Expense                        $9               $1            --            $10
Consolidated Adjusted OIBDA                                     $79             $11            $4            $94


Communications Adjusted OIBDA Margin
($ in millions)                               Q105                Q205
Communications Revenue                        $510                $371
Communications Adjusted OIBDA                 $201                 $88
Communications Adjusted OIBDA Margin          39%                  24%


Projected Consolidated Adjusted OIBDA
Three Months Ended September 30, 2005                    Consolidated
($ in millions)                                             Range
                                                 Low                     High
Net Earnings/(Loss)                             ($225)                  ($210)
Plus Other (Income)/Expense                      $125                    $130
Operating Income/(Loss)                         ($100)                  ($80)
Plus Depreciation and Amortization Expense       $165                    $165
Plus Non-Cash Stock Compensation Expense         $10                     $10
Consolidated Adjusted OIBDA                      $75                     $95

Unlevered Cash Flow is defined as net cash provided by (used in) operating activities less capital expenditures offset by release of capital expenditure accruals, and adding back cash interest paid, less interest income all as disclosed in the consolidated statements of cash flows or the consolidated condensed statements of operations. Management believes that Unlevered Cash Flow is a relevant metric to provide to investors, as it is an indicator of the operational strength and performance of the company and, measured over time, provides management and investors with a sense of the growth pattern of the business.

There are material limitations to using Unlevered Cash Flow to measure the company against some of its competitors as it excludes certain material items such as cash spent on merger and acquisition activity and interest expense. Level 3 does not currently pay a significant amount of income taxes due to net operating losses, and therefore, generates higher cash flow than a comparable business that does pay income taxes. Additionally, this financial measure is subject to variability quarter over quarter as a result of the timing of payments related to accounts receivable and accounts payable. Unlevered Cash Flow should not be used as a substitute for net change in cash and cash equivalents on the consolidated statements of cash flows.

Consolidated Free Cash Flow is defined as net cash provided by (used in) operating activities less capital expenditures offset by release of capital expenditure accruals as disclosed in the consolidated statements of cash flows. Management believes that Consolidated Free Cash Flow is a relevant metric to provide to investors, as it is an indicator of the company's ability to generate cash to service its debt. Consolidated Free Cash Flow excludes cash used for acquisitions or principal repayments.

There are material limitations to using Consolidated Free Cash Flow to measure the company against some of its competitors as Level 3 does not currently pay a significant amount of income taxes due to net operating losses, and therefore, generates higher cash flow than a comparable business that does pay income taxes. Additionally, this financial measure is subject to variability quarter over quarter as a result of the timing of payments related to accounts receivable and accounts payable. This financial measure should not be used as a substitute for net change in cash and cash equivalents on the consolidated statements of cash flows.


UNLEVERED CASH FLOW AND CONSOLIDATED FREE CASH FLOW
Three Months Ended June 30, 2005                               Consolidated Free
($ in millions)                             Unlevered Cash Flow       Cash Flow
Net Cash Used In Continuing Operations               ($11)                ($11)
Gross Capital Expenditures                           ($88)                ($88)
Release of Capital Expenditure Accruals                 $3                   $3
Cash Interest Paid                                    $109                  N/A
Interest Income                                       ($10)                 N/A
Total                                                 $3                  ($96)

UNLEVERED CASH FLOW AND CONSOLIDATED FREE CASH FLOW
Three Months Ended March 31, 2005                              Consolidated Free
($ in millions)                             Unlevered Cash Flow      Cash Flow
Net Cash Used In Operating Activities                ($66)                ($66)
Gross Capital Expenditures                           ($61)                ($61)
Release of Capital Expenditure Accruals               --                   --
Cash Interest Paid                                    $78                  N/A
Interest Income                                      ($4)                  N/A
Total                                                ($53)               ($127)


PROJECTED CONSOLIDATED FREE CASH FLOW                          Consolidated
Twelve Months Ended December 31, 2005                             Range
($ in millions)
                                                           Low             High
Net Cash (Used In)/Provided By Operating Activities      ($120)            ($65)
Capital Expenditures, net                                ($260)           ($285)
Total                                                    ($380)           ($350)

                  LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES
                 Consolidated Condensed Statements of Operations
                                   (unaudited)
                                                                                      Three Months Ended
                                                                          June 30,        March 31,         June 30,
(dollars in millions, except per share data)                                2005            2005              2004

Revenue:
   Communications                                                                $ 371           $ 510              $ 391
   Information Services                                                            520             483                503
   Other                                                                            19              17                 24
                                                                                    --              --                 --
     Total Revenue                                                                 910           1,010                918

Costs and Expenses:
   Cost of Revenue                                                                 588             571                591
   Depreciation and Amortization                                                   166             171                177
   Selling, General and Administrative, including non-cash
     compensation of $10, $11 and $10, respectively                                217             226                243
   Restructuring Charges, including non-cash impairment
     charges of $4, $- and $-, respectively                                          4              15                  -
                                                                                     -              --                  -
     Total Costs and Expenses                                                      975             983              1,011
                                                                                   ---             ---              -----

Operating Income (Loss)                                                            (65)             27                (93)

Other Income (Loss), net:
   Interest Income                                                                  10               4                  3
   Interest Expense                                                               (139)           (114)              (118)
   Other Income                                                                      9               6                146
                                                                                     -               -                ---
     Other Income (Loss)                                                          (120)           (104)                31
                                                                                  ----            ----                 --

Loss Before Income Taxes                                                          (185)            (77)               (62)

Income Tax Expense                                                                  (3)              -                 (1)
                                                                                    --               -                 --

Net Loss                                                                        $ (188)          $ (77)             $ (63)
                                                                                ======           =====              =====

Basic Loss per Share:
   Net Loss                                                                    $ (0.27)        $ (0.11)           $ (0.09)
                                                                               =======         =======            =======

Weighted Average Shares Outstanding (in thousands):
   Basic                                                                       695,533         690,214            682,629
                                                                               =======         =======            =======

                     LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES
                         Consolidated Condensed Balance Sheets
                                      (unaudited)

                                                                                  June 30,        March 31,       December 31,
(dollars in millions)                                                               2005             2005             2004
Assets

Current Assets:
     Cash and cash equivalents                                                           $ 448            $ 336             $ 443
     Marketable securities                                                                 329              290               225
     Restricted securities                                                                  27               42                48
     Accounts receivable, less allowances of $22, $23 and $23, respectively                544              437               545
     Other                                                                                 132              117               141
                                                                                           ---              ---               ---
Total Current Assets                                                                     1,480            1,222             1,402

Property, Plant and Equipment, net                                                       5,158            5,277             5,408

Marketable Securities                                                                      506                -               114

Restricted Securities                                                                       70               70                67

Intangibles, net and Goodwill                                                              421              438               457

Other Assets, net                                                                           98               92                96
                                                                                            --               --                --

                                                                                       $ 7,733          $ 7,099           $ 7,544
                                                                                       =======          =======           =======
Liabilities and Stockholders' Deficit

Current Liabilities:
     Accounts payable                                                                    $ 578            $ 481             $ 614
     Current portion of long-term debt                                                       1              119               144
     Accrued payroll and employee benefits                                                  57               67                82
     Accrued interest                                                                      107               88                73
     Deferred revenue                                                                      182              184               255
     Other                                                                                 115              116               134
                                                                                           ---              ---               ---
Total Current Liabilities                                                                1,040            1,055             1,302

Long-Term Debt, less current portion                                                     5,945            5,073             5,067

Deferred Revenue                                                                           731              731               840

Other Liabilities                                                                          461              477               492

Stockholders' Deficit                                                                     (444)            (237)             (157)
                                                                                          ----             ----              ----

                                                                                       $ 7,733          $ 7,099           $ 7,544
                                                                                       =======          =======           =======

                       LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES
                           Consolidated Statements of Cash Flows
                                        (unaudited)
                                                                                          Three Months Ended
                                                                                  June 30,         March 31,         June 30,
(dollars in millions)                                                               2005             2005              2004
Cash Flows from Operating Activities:
    Net loss                                                                            $ (188)            $ (77)           $ (63)
    Adjustments to reconcile net loss to net cash used in operating activities:
       Depreciation and amortization                                                       166               171              177
       Non-cash impairment expenses                                                          4                 -                -
       Gain on sale of property, plant and equipment, and other assets                      (1)               (1)              (2)
       Gain on debt extinguishments, net                                                     -                 -             (147)
       Non-cash compensation expense attributable to stock awards                           10                11               10
       Deferred revenue                                                                      5              (174)               1
       Amortization of debt issuance costs                                                   4                 4                4
       Accreted interest on discount debt                                                    6                17               18
       Accrued interest on long-term debt                                                   20                15              (31)
       Changes in working capital items net of amounts acquired:
          Receivables                                                                     (114)              100              (46)
          Other current assets                                                             (11)               22               (8)
          Payables                                                                         102              (127)              52
          Other current liabilities                                                         (2)              (24)              (8)
       Other                                                                               (12)               (3)              (2)
                                                                                           ---                --               --
Net Cash Used in Operating Activities                                                      (11)              (66)             (45)

Cash Flows from Investing Activities:
    Capital expenditures                                                                   (85)              (61)             (64)
    Proceeds from sale of property, plant and equipment                                      3                 1                7
    Proceeds from sale and maturity of marketable securities                               100                50                -
    Purchase of marketable securities                                                     (648)                -             (410)
    Decrease (increase) in restricted cash and securities, net                               2                (1)              (4)
    ICG acquisition                                                                          -                 -              (25)
    Investments                                                                            (10)                -                -
                                                                                           ---                --               --
Net Cash Used in Investing Activities                                                     (638)              (11)            (496)

Cash Flows from Financing Activities:
    Long-term debt borrowings, net of issuance costs                                       877                 -                -
    Purchases and payments on long-term debt, including current portion                   (105)              (25)             (75)
                                                                                          ----               ---              ---
Net Cash Provided by (Used in) Financing Activities                                        772               (25)             (75)

Effect of Exchange Rates on Cash                                                           (11)               (5)               2
                                                                                           ---                --                -

Net Change in Cash and Cash Equivalents                                                    112              (107)            (614)

Cash and Cash Equivalents at Beginning of Period                                           336               443            1,161
                                                                                           ---               ---            -----

Cash and Cash Equivalents at End of Period                                               $ 448             $ 336            $ 547
                                                                                         =====             =====            =====

Supplemental Disclosure of Cash Flow Information:
    Cash interest paid                                                                   $ 109              $ 78            $ 127

Total Cash, Current Marketable Securities and Noncurrent Marketable Securities         $ 1,283             $ 626            $ 957